Exhibit 99.(h)(18)

AMENDMENT TO THE ADMINISTRATION AGREEMENT
BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND
TDAM USA INC.

     Amendment made as of March 10, 2009 to the Administration Agreement dated as of June 1, 2005, as amended (the “Agreement”), by and between TD ASSET MANAGEMENT USA FUNDS INC. (the “Company”) and TDAM USA INC., f/k/a TD ASSET MANAGEMENT USA INC. (the “Administrator”).

WITNESSETH:

WHEREAS, the Company and the Administrator desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	The name of the Administrator is TDAM USA Inc.

2.	The TDAM Global Sustainability Fund is included as a “Portfolio” under the Agreement for all purposes.

3.

With respect to the Portfolio set forth above in this Amendment, the Agreement shall have an initial term of two (2) years beginning as of the date of this Amendment, unless sooner terminated as provided in the Agreement.

4.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ Mark Bell

Name:	Mark Bell
Title:	President

TDAM USA INC.

By:	/s/ Michele Teichner

Name:	Michele Teichner
Title:	Managing Director